Exhibit 99.1

National Grid USA Companies'

Incentive Thrift Plan II

Financial Statements and Supplemental Schedule

To Accompany 2005 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

December 31, 2005 and 2004

National Grid USA Companies' Incentive Thrift Plan II

Index

December 31, 2005 and 2004

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-9

Supplemental Schedule

Schedule H, Part IV, Item 4i – Schedule of Assets Held at End of Year	10

Other supplemental schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act ("ERISA") of 1974 have been omitted because they are not applicable.

PricewaterhouseCoopers

PricewaterhouseCoopers LLP 125 High Street Boston MA 02110 Telephone (617) 530 5000 Facsimile (617) 530 5001

Report of Independent Registered Public Accounting Firm

To the Participants and the Benefits Committee of the National Grid USA Service

Company, Inc., a subsidiary of National Grid USA

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies' Incentive Thrift Plan II (the "Plan") at December 31, 2005 and 2004, and the changes in net assets available for benefits for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets Held at End of the Year is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplementary schedule is the responsibility of the Plan's management. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 26, 2006

National Grid USA Companies' Incentive Thrift Plan II

Statements of Net Assets Available for Benefits

December 31, 2005 and 2004

The accompanying notes are an integral part of these financial statements.

National Grid USA Companies' Incentive Thrift Plan II

Statements of Changes in Net Assets Available for Benefits

Year Ended December 31, 2005

The accompanying notes are an integral part of these financial statements.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2005 and 2004

1.	Plan Description

The National Grid USA Companies' Incentive Thrift Plan II (the "Plan") was established effective September 1, 1984, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System ("NEES"), to provide a long-range program of systematic savings for eligible employees (the "Participants"). The Plan was renamed National Grid USA Companies' Incentive Thrift Plan II upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA. The following description of the Plan is provided for general information purposes only; Participants should refer to the plan document for more complete information.

Employees of participating subsidiaries of National Grid (collectively, the "Employers") who are covered by a collective bargaining agreement are immediately eligible to participate in the Plan upon employment, but will not receive matching contributions from the Employers until one year of service has been completed. The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 ("ERISA"). The plan administrator is the Benefits Committee of National Grid USA Service Company, Inc. (the "Administrator"). The Board of Directors of National Grid plc has the governing authority to amend the Plan but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc.

T. Rowe Price Retirement Plan, Inc. serves as recordkeeper of the Plan. T. Rowe Price Trust Company serves as trustee and custodian of the Plan.

Contributions

The Plan is a defined contribution plan. Eligible employees can make Elective Contributions, through Contribution Agreements (also known as Salary Reduction Agreements), to have from 1% to 50% of their base or total compensation contributed to the Plan. The annual employee pre-tax Elective Contributions by each Participant were subject to IRS limits of $14,000 and $13,000 in 2005 and 2004 for employees who did not attain age 50 by the end of the respective plan year. For employees who did attain age 50 by the last day of the applicable plan year, the annual maximum pre-tax contribution was $18,000 for 2005 and $16,000 for 2004.

The Employers make Matching Contributions to the Plan equal to 100% of the employee Elective Contribution up to the first 2% of the Participants base compensation and then 50% of the employee Elective Contribution with respect to the next 4% of the base compensation for members of New England-based union locals who participate in the National Grid USA Companies' Final Average Pay Pension Plan.

Certain Northboro Customer Service Center union employees were eligible to receive enhanced thrift plan benefits in lieu of eligibility for a pension benefit until April 17, 2004. These Participants were eligible to contribute between 1% and 17% of their base or total compensation as employee Elective Contributions to the Plan. The Participants received an automatic contribution from Employers equal to 1.5% of their base compensation; they also received Employer Basic Matching Contributions equal to 100% of employee Elective Contributions up to 2% then 67% of the employee Elective Contributions on the next 6% of the Participants' base compensation.

As a result of the collective bargaining agreement for the Northboro Customer Service Center Union employees, which was ratified effective April 1, 2004, the matching contributions from April 17, 2004 forward mirror the design for all other New England-based union employees.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2005 and 2004

Effective January 1, 2005, represented employees of Niagra Mohawk Power Corporation are matched at a rate of 50% up to the first 6% of eligible contributions.

Under all circumstances Participants are not eligible for employer matching contributions until they have completed one year of service.

Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.

Automatic Enrollment

Effective March 15, 2006, newly hired or rehired New England union employees without an account balance were automatically enrolled in the Plan and 6% of their base pay was contributed to the Plan on a pre-tax basis. Additionally, each June, New England union employees without an account balance will be automatically enrolled in the Plan as described above. New York union employees are not included in the Automatic Enrollment program.

Automatic Increase

Effective March 1, 2006, participants may elect automatic increase of pre-tax contributions each year. For participants who elect automatic increase and do not customize their elections, pre-tax contributions will increase by 1% each July until they reach 15%.

Vesting

Participants are immediately fully vested in their Elective Contributions and Employer Matching contributions. Upon termination of employment or upon total and permanent disability, a Participant or a Participant's beneficiary (in the case of the Participant's death) is entitled to receive the full amount in the Participant's account.

Payments of Benefits

Payments of benefits upon retirement at age 55 or later, or death, are, at the election of the Participant, either made in a lump-sum payment, paid over a period not to exceed 10 years, or paid out commencing at age 70½. A retired Participant who chooses distributions commencing at age 70½ may elect to receive periodic distributions at any time prior to taking a lump-sum payout. Subject to certain restrictions, distributions to Participants under other circumstances are made in the form of whole or partial lump-sum payments.

The Plan allows Qualified Nonelective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code. Following separation from service prior to age 55, a Participant may elect to receive partial distribution from his or her account or a total distribution at any time; such a Participant may also defer receipt of his or her benefit until the latest date permitted under the Internal Revenue Code.

New employees with funds held under a previous employer's qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

Benefit payments and withdrawals by Participants are recorded when paid.

Participant Accounts

Each participant's account is credited with the participant's contribution and allocations of (a) the Company's applicable contribution and (b) plan earnings. The benefit to which a participant is entitled is the participant's vested account.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2005 and 2004

Loan Provisions

An employee Participant can obtain a loan from the Plan from such Participant's account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50% of the Participant's account balance or $50,000. The $50,000 limit is further limited by the Participant's highest outstanding loan balance within the twelve months preceding the loan request. Loans must be repaid over a period of one to five years (up to fifteen years for purchase of a primary residence) by means of payroll deductions. The annual interest rate is determined by the prime rate as reported by the Wall Street Journal on the first business day of the month in which the loan is obtained. The prime rate ranged from 5.50% to 7.25% for the year ended December 31, 2005.

A default of the loan will occur if the loan balance is not paid off by the loan end date or if a Participant fails to make a payment for a period exceeding 90 days. In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Demand distributions are included in the Loan Fund's investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. Cumulative deemed distributions were $182,424 and $8,580 at December 31, 2005 and 2004, respectively.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Administrator to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides various investment options such as stocks, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

Administration of the Plan

Certain administrative functions are performed by officers or employees of the Company. No such officer or employee receives compensation from the Plan.

Administration Expenses

The plan sponsor is responsible for paying the audit fees associated with the Plan.

The Trustee was not paid administration fees for administering the Plan for the year ended December 31, 2005.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2005 and 2004

Investment Valuation

The mutual funds are stated at fair value on the last business day of the plan year, which is determined by the investment advisors according to closing market prices of the securities held by the funds. If a closing price is not available, the security is priced at a fair market value as determined by the investment committee or officers of the investment advisors. Investments in the National Grid plc American Depositary Receipts (which trades on the New York Stock Exchange under the Symbol "NGG") are valued according to the closing price on the London Stock Exchange which is then converted from British Pounds to U.S. Dollars based on relevant currency exchange rates. Participant loans and contribution receivables are valued at cost which approximates fair value.

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments which consists of realized gains and losses and unrealized appreciation (depreciation) on those investments.

The Plan provides that certain transactions relative to National Grid plc American Depository Receipts will be priced at the market value of the underlying securities at close of the London Stock Exchange on the business day prior to the particular transaction.

Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date.

Investment Income

Dividend income is accrued on the ex-dividend date. Interest income is recorded as earned on an accrual basis.

Cash and Cash Equivalents

The Company classifies short-term investments with a maturity of 90 days or less at time of purchase as cash equivalents.

Contributions

Employee Elective Contributions are recorded in the period in which the payroll deductions are withheld from the Participants' paycheck. Basic Matching Contributions from the Employers are made in the same period that payroll deductions are made from Participants and are based upon Elective Contributions up to a stated percentage of the Participant's compensation.

Party-in-Interest Transactions

Section 3(14) of ERISA defines a party-in-interest to include, among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to participants and investments in American Depositary Receipts of National Grid plc are considered party-in-interest transactions. During the year ended December 31, 2005, the Plan purchased shares in American Depository Receipts valued at $2,779,815 and sold shares valued at $4,939,524. Moreover, the Plan's investment options include mutual funds and trust funds managed by T. Rowe Price Associates, Inc., an affiliate of the Trustee.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2005 and 2004

Transfers

Transfers are assets transferred out/into the Plan to/from the National Grid USA Companies' Incentive Thrift Plan I ("Thrift I") which represent the accounts of participants whose job status changed from/to represented or to/from nonrepresented, which are valued at market. In addition, participants may transfer amounts representing basic and unmatched contributions and income thereon from one fund to another within the guidelines of the Plan. There were no such transfers for the year ended December 31, 2005.

3.	Investments

The following are the investment assets held by the Plan, at fair value, as of December 31, 2005 and 2004 that represent 5% or more of net assets available for benefits:

	‡	Indicates party-in-interest
4.	Tax Status

The Plan obtained its latest determination letter on July 17, 2002, in which the Internal Revenue Service (IRS) stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

5.	Plan Termination

Although it is the expectation of the Employers that the Plan will continue for as long as the provisions of the Internal Revenue Code permit, neither the making of contributions nor the continuance of the Plan is assumed by the Employers as a contractual obligation, except as provided in the relevant union contracts. In the event the Plan is terminated, the assets will be distributed to Participants to the extent of their individual allocations, in accordance with the general distribution provisions of the Plan.

National Grid USA Companies' Incentive Thrift Plan II

Notes to Financial Statements

December 31, 2005 and 2004

6.	Plan Amendments

On November 23, 2005, the Service Company Board of Directors voted to amend the Plan as follows:

1.

To amend and restate the Plan generally effective January 1, 2005 to include changes authorized by the Board and changes required by law since the document was amended and restated effective January 1, 2003, including:

a.

To provide for return of cash provisions in connection with National Grid plc American Depository Receipts. (Participants were unable to make exchanges, loans and withdrawals involving American Depository Receipts between July 28, 2005 and August 8, 2005 in order to accomplish a reverse stock split, which decreased the total volume of shares outstanding by 258,903.)

b.	Effective March 15, 2006, to add automatic enrollment features (see Section 1).
c.

Effective March 1, 2006, to allow for automatic increase of pre-tax contributions each year. For participants who elect automatic increase and do not customize their elections, pre-tax contributions will increase by 1% each July until they reach 15%.

d.

Effective January 1, 2006, to permit "safe harbor" hardship withdrawal for the following additional two reasons: 1) to pay funeral expenses for your parents, spouse or dependent; and 2) to pay certain expenses for the repair of damage to a participant's principal residence.

e.	Effective January 1, 2005, to decrease the mandatory cash-out limit to $1,000 from $5,000.
f.

Effective April 1, 2006, a participant's designated beneficiary will receive his or her Plan account balance upon his or her death. In the absence of a designated beneficiary, the account balance will go to his or her spouse (if married) or otherwise to his or her estate. (Previously, Plan beneficiary rules varied based upon historical Plan provisions.)

g.

To document the Northborough Local 654 collectively bargained changes, including the April 1, 2004 effective date of the following matching contribution: 100% of up to the first 2% of base pay, plus 50% of up to the next 4% of base pay.

National Grid USA Companies'

Incentive Thrift Plan II

Schedule of Assets Held at End of the Year

Schedule H, Part IV, Item 4i - Form 5500	Supplemental
December 31, 2005	Schedule

*	Party-in-interest